Exhibit 5.1

David F. Duvick
SENIOR SEC COUNSEL AND
ASSISTANT SECRETARY

651 250 2492	370 WABASHA STREET NORTH
651 293 2573	ST. PAUL, MN 55102-1390
Dave.duvick@ecolab.com

October 30, 2014

Securities and Exchange Commission

100 F. Street, N.E..

Washington, D.C.  20549

Re:                             Ecolab Mirror Savings Plan

Registration Statement on Form S-8

Dear Sir or Madam:

In my capacity as Assistant Secretary of Ecolab Inc., a Delaware corporation (the “Company”), I am acting as counsel in connection with the proposed registration by the Company of $20,000,000 of the Company’s deferred compensation obligations in connection with the Ecolab Mirror Savings Plan (the “Plan”), pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission on October 30, 2014 (the “Registration Statement”).

In acting as counsel for the Company and arriving at the opinion expressed below, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed necessary or appropriate as a basis for the opinion expressed herein.  In connection with my examination, I have assumed the genuineness of all signatures, the authenticity of all documents tendered to me as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based on the foregoing, I advise you that in my opinion the deferred compensation obligations, when issued in accordance with the provisions of the Plan, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended.  I express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.  In giving this consent, I do not admit that I am “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/David F. Duvick
David F. Duvick
Senior SEC Counsel and Assistant Secretary